Exhibit (a)(1)(J)(iii)

TRANSCRIPTION D’UNE REUNION

AVEC LES EMPLOYES D’AUTODESK

Mardi 5 Juin 2007

1:00 p.m.

Delta Centre-Ville

777 University

Montréal

SFA 4477

TABLE DES MATIERES

PAGE
REUNION	3

LEGENDE:

(VM NI) :	voix masculine non identifiée

(VF NI) :	voix féminine non identifiée

(S) :	Sig(?)

(MA) :	Marie-Andrée

(LT) :	Me Louis Tassé, de Fasken Martineau

(JL) :	Jean-Luc

(A) :	Alain

(O) :	opératrice

(F) :	Francis

(PJ) :	Pierre-Jean

(S) :	Donc, bonjour, tout le monde. Ça va bien? Oui? Good. Je suis tellement impressionné de voir tout… tout ce monde-là qui sont des early birds qui veulent tout entendre, tout savoir tout de suite. O.K. Alors… Puis j’espère que le monde qui sont en ligne nous entend? Est-ce qu’il y a une réponse, Marie-Andrée?

(MA) :	(Inaudible).

(S):	Est-ce que tout le monde a une copie du glossaire? Oui? Oui? Tout est beau? Tout est correct? O.K. Alors, malgré mon désir de vous parler de quelque chose ou d’improviser, le sujet est assez important qu’on m’a donné quelque chose à lire, que je vais vous lire, en français. Et franchement, le vocabulaire là-dedans, c’est pas des mots que j’utilise à tous les jours, ça fait que je suis mieux d’utiliser le script qu’on m’a donné.

Donc, comme vous le savez, Autodesk a récemment effectué une révision interne volontaire de ses pratiques d’octroi d’options d’achat d’actions. Tous les renseignements liés à cette révision ont été rendus publics. Ces renseignements figurent dans le rapport 10K et sont accessibles par le truchement d’une section spéciale sur le site Infosys.

Jusqu’à date, ça va bien? Bon. C’est mieux comme ça.

Cette révision a permis de déterminer que certaines options étaient octroyées à escompte. Vous en apprendrez davantage sur le sens du mot “escompte” lors de la présentation qui suit. Cependant, sachez que les options octroyées à escompte peuvent en général mener à des conséquences fiscales.

Permettez-moi de vous donner un aperçu global des mesures adoptées par Autodesk en ce qui a trait aux conséquences fiscales pour les employés.

(VF NI) :	(Inaudible).

(S):	Non, je lis tout. O.K. Donc, effectivement, il y a deux (2) catégories d’options qu’on peut discuter: un, c’est les options déjà levées, et là-dessus il n’y a aucune action… aucune action requise et on n’en parle pas aujourd’hui, on n’a pas besoin d’en parler aujourd’hui; deuxièmement, il y a la catégorie des options à escompte pas encore levées, et ça va être le sujet de la présentation qui suit aujourd’hui.

Tout va bien jusqu’à date? Oui? Bon.

Certains d’entre vous se demandent peut-être si Autodesk est obligée de prendre ces mesures. La réponse? Bien, sauf Jean-Luc, évidemment, qui sait déjà la réponse.

(VM NI) :	(Inaudible).

(S) :	Oui?

(VM NI) :	(Inaudible).

(S) :	Non. Go back. On retourne… on retourne en arrière.

(VM NI) :	(Inaudible).

(S) :	S’il te plaît. Donc, ça, c’est ceux qu’on n’a pas exercées encore. Il y a deux (2)… il y a deux (2) catégories: ceux qui ont déjà été exercées, pas besoin d’en parler…

(VM NI) :	(Inaudible).

(S) :	… il y a pas de problème, no problem. Cette discussion est surtout… est uniquement au sujet ou est… est au sujet des options qui n’ont pas été exercées encore.

(VM NI) :	(Inaudible) aujourd’hui, c’est un problème (inaudible) ou si c’est un problème qui est (inaudible)?

(S) :	Non, non, non. Après… Bien, là, on va vous faire la présentation et vous allez voir comment vos avocats, effectivement, vous recommandent de procéder. O.K.? Bon. Pas d’autres questions? Et puis on va avoir une période de questions à la fin. O.K.? C’est… vous allez apprendre tout et probablement… et encore des conséquences fiscales des options, et tout, et tout, que vous allez trouver ça… Peut-être qu’il y a du monde qui vont avoir… qui vont vouloir avoir une nouvelle profession après ce matin.

Alors, certains d’entre vous se demandent… Alors, j’ai déjà dit ça. La réponse est non, Autodesk n’avait pas besoin de faire… de prendre les mesures qu’on est en train d’en parler. Mais, toutefois, dans le cadre de ce processus, les cadres dirigeants ont choisi de minimiser les conséquences financières négatives sur les employés.

Aujourd’hui, vous découvrirez comment Autodesk soutient les employés qui détiennent des options d’achat d’actions à escompte non exercées. Autodesk propose d’amender les options à escompte par le biais d’un procédé légal appelé offre d’achat.

Pour vous donner plus d’explications sur l’offre d’achat, c’est avec plaisir que je vous présente Louis Tassé, du cabinet d’avocats Louis Fasken Martineau.

(LT) :	Ce n’est pas encore mon cabinet.

(S) :	Pardon?

(LT) :	Ce n’est pas encore… il ne porte pas encore mon nom, le cabinet.

(S) :	(Inaudible).

(LT) :	Merci, Sig(?). Alors, dans un premier temps, je vais vous faire une brève introduction sur la question qui… pour laquelle je viens vous faire cette présentation ce matin.

Evidemment, on va vous expliquer en détail, là, quelle est la problématique à laquelle vous êtes confrontés. Evidemment, on va également vous expliquer la solution qui a été trouvée par les avocats d’Autodesk, qui est entérinée par Autodesk.

On va vous expliquer également ce que vous devez faire pour vous prévaloir de cette solution, si vous décidez de le faire. Puis, finalement, comme Sig l’a mentionné, il y aura une période de questions à la fin qui vous permettra, là, d’éclaircir peut-être certains points qui ne sont pas très clairs dès le départ.

Alors, dans un premier temps, Autodesk a invité ses avocats, Aird & Berlis, à faire une présentation d’ordre général sur l’offre d’achat comme telle, mais également sur les conséquences fiscales.

Vous vous demandez pourquoi est-ce que si Aird & Berlis… c’est, en fait, moi, de chez Fasken Martineau, qui vous fais cette présentation. C’est très simple. Il y a deux (2) raisons qui expliquent ça.

Première des choses, c’est que les règles de régie interne d’Autodesk interdisent aux employés d’Autodesk de vous donner des conseils fiscaux. Et dans un deuxième temps, ça violerait les règles relativement à l’offre d’achat comme telle qui est régie par les règles américaines, la SET, la Securities and Exchange Commission.

Alors, la question, c’est que certaines des options qui vous ont été octroyées au fil des années l’ont été à un prix d’exercice inférieur à la juste valeur marchande à la date de l’option. Ce que ça veut dire, en pratique, c’est que, pour lever l’option ou exercer l’option, vous deviez payer ou vous aviez le droit de payer un montant inférieur à ce que l’option valait lorsqu’elle a été… elle vous a été octroyée.

Si vous regardez l’exemple suivant - puis, d’ailleurs, c’est l’exemple que nous allons reprendre au fil de la présentation -c’est assez simple, là: vous aviez une option alors que le cours du marché sur l’action était de neuf dollars (9 $) et vous pouviez l’exercer à huit dollars (8 $), ce qui veut donc dire qu’il y avait un escompte de un dollar (1 $).

Et d’ailleurs, si vous avez jeté un coup d’oeil au glossaire, vous allez voir qu’il y a certains termes qui reprennent la notion d’escompte, vous allez pouvoir avoir une définition, là, si jamais ce n’est pas clair.

Alors, là, vous vous dites: O.K., mais quel est donc le problème avec le fait que le prix d’exercice soit inférieur à la juste valeur marchande des actions lorsque l’option a été octroyée?

C’est très simple. C’est que ce fait-là vous fait perdre le bénéfice de certaines déductions fiscales. Puis, comme vous le savez, un des intérêts qui existe pour les employés à participer à un régime d’options fiscales, c’est que la fiscalité est plus intéressante que si vous receviez, par exemple, des bonis en argent.

Peut-être rapidement vous expliquer comment fonctionne l’imposition des options. Alors, comme vous le savez peut-être, les employés qui reçoivent des options d’achat d’actions ne sont pas imposés lorsqu’elles sont octroyées ou lorsqu’elles sont acquises, mais bien lorsque vous exercez les options pour acheter les actions.

Et à ce moment-là, il y a un avantage imposable qui est calculé. Cet avantage correspond à la différence entre la juste valeur marchande des actions au moment où vous exercez votre option et le prix de l’exercice.

Je vous mentionnais un peu plus tôt qu’il y avait une fiscalité intéressante pour l’exercice des options. Vous avez une description maintenant de ce que c’est, de ce que sont ces avantages fiscaux.

Dans un premier temps, au niveau fédéral, lorsque vous calculez l’avantage imposable pour le gouvernement fédéral, vous avez droit à une déduction de cinquante pour cent (50%) de l’avantage imposable que je viens juste de vous expliquer, là, la différence entre la juste valeur marchande des actions et le prix d’exercice.

Ce cinquante pour cent là (50%) s’applique également dans toutes les autres provinces, autres que le Québec. Au Québec, comme vous le savez peut-être, il y a des petites différences entre le système fiscal québécois et celui des autres provinces et du gouvernement fédéral. Vous tombez dans une de ces subtilités: la déduction, plutôt qu’être de cinquante pour cent (50%), elle est seulement de vingt-cinq pour cent (25%).

Et le problème, donc, c’est que, pour être éligible à ces déductions fiscales de cinquante pour cent (50%) au fédéral et vingt-cinq pour cent (25%) au provincial, il faut absolument que le prix d’exercice des options soit égal ou supérieur à la juste valeur marchande des actions lorsque les options ont été octroyées. Alors, évidemment, ce qui nous amène à vous parler de la solution.

La solution que vous retrouvez dans l’offre d’achat, elle est de deux (2) ordres. Dans un premier temps, on règle la question fiscale en augmentant le prix d’exercice de chacune des options que vous avez reçues qui sont visées par le problème de manière à hausser le prix d’exercice à la juste valeur marchande des actions lors de l’octroi. Dans un deuxième temps, Autodesk vous remet un paiement en argent.

Ce qu’il est important de comprendre, c’est que l’offre d’achat, d’une part, s’applique à toutes les options à escompte, qu’elles soient levées ou non, donc, que vous pouviez… vous pouvez en bénéficier tout de suite ou seulement à une date ultérieure, en fait, qu’elles soient acquises ou non.

C’est important également de réaliser que, par ailleurs, toutes les modalités de l’option ne changeront pas. La seule chose qui va changer pour vous au niveau du régime d’options d’actions, c’est le coût d’exercice.

Pour vous aider à vous retrouver au niveau de savoir quelles sont les options qui sont visées, Autodesk fera en sorte que chacun d’entre vous sera avisé des options qui sont visées par ce problème.

Puis, finalement, il est important de comprendre que vous devez nécessairement demeurer à l’emploi d’Autodesk à la fin de la période d’achat pour être admissible à accepter l’offre d’achat.

Je vous disais que l’offre d’achat impliquait deux (2) choses, là. La première, c’est la hausse du prix d’exercice. Alors, ce qui sera fait, si vous acceptez l’offre d’achat, c’est que, pour chacune des options visées que vous avez reçues qui n’étaient pas conformes, le prix d’exercice va être haussé à la valeur… à la juste valeur marchande des actions à la date précise à laquelle l’option a été octroyée.

C’est important de comprendre que l’offre d’achat vise toutes les options. Si vous décidez d’accepter l’offre d’achat, vous ne pouvez pas choisir quelles seront les options à escompte qui seront visées; c’est tout ou rien.

Dans un deuxième temps, il est important également de comprendre... c’est ça, il est important de comprendre que le montant qui sera ajusté est vraiment fonction de la date à laquelle l’option a été octroyée. Ce qui veut dire que, si vous avez cinq (5) options différentes qui sont visées par ce problème, vous allez avoir cinq (5) ajustements différents.

Je vous ai parlé également d’un paiement en espèces. Ce paiement est versé pour tenir compte du fait que le prix d’exercice est haussé pour vous. Ce paiement va correspondre à cent cinquante pour cent (150%) de la différence entre le prix d’exercice révisé et le prix d’exercice initial.

Et comme je vous disais tantôt, ceci vise tant les options acquises que non et les options… même si les options, par ailleurs, ne sont jamais levées. Si, pour une raison ou pour une autre, vous décidez que ce n’est pas une bonne chose pour vous de lever les options, ça n’empêchera pas que vous allez demeurer… vous allez conserver le paiement en espèces qui vous a été versé.

Et vous vous posez la question: Pourquoi cent cinquante pour cent (150%) de la différence? C’est très simple. C’est qu’Autodesk veut s’assurer que, dans vos poches, après impôt, il vous restera la différence entre le prix d’exercice révisé et le prix d’exercice initial. Et le cinquante pour cent (50%), ça correspond environ au taux d’imposition marginal le plus élevé.

Alors, si je reprends mon exemple d’un peu plus tôt, on parlait d’un prix d’exercice initial de huit dollars (8 $), un prix d’exercice révisé de neuf dollars (9 $), ce qui fait donc une différence de un dollar (1 $).

Le paiement en espèces, vous vous rappelez que c’était cent cinquante pour cent (150%) de la différence, donc cent cinquante pour cent (150%) de un dollar (1 $): un dollar cinquante (1,50 $).

Dans notre exemple, nous avons mille (1000) options à escompte, ce qui veut donc dire que vous auriez droit à un paiement en espèces de mille cinq cents dollars (1500 $).

Si vous choisissez de participer à l’offre d’achat, dans un premier temps, donc, vous recevrez ce paiement en espèces. Ce paiement, c’est important de comprendre qu’il est imposable, comme un revenu d’emploi ou comme un boni, d’où, d’ailleurs, l’importance de la décision d’Autodesk de vous verser une majoration de cinquante pour cent (50%) de ce montant.

Et dans un deuxième temps, vous allez être admissible à la déduction de cinquante pour cent (50%) dans le calcul de votre revenu fédéral et vingt-cinq pour cent (25%) dans le calcul de votre revenu provincial, ce que je vous expliquais un peu plus tôt.

Par ailleurs, si, pour une raison ou pour une autre, vous choisissez de ne pas participer à l’offre d’achat, ça signifie évidemment, dans un premier temps, que vous n’aurez aucun paiement en espèces. Dans un deuxième temps, vous devriez normalement perdre le bénéfice de la déduction de cinquante pour cent (50%) au fédéral et de vingt-cinq pour cent (25%) au provincial.

Et aussi, c’est important de réaliser qu’Autodesk ne vous versera pas de compensation ou de paiement pour l’impôt supplémentaire que vous seriez appelé à payer en raison du fait que vous ne pouvez pas bénéficier de la déduction de cinquante pour cent (50%) au fédéral et de vingt-cinq pour cent (25%) au provincial.

Alors, encore une fois, je reviens à mon exemple. Imaginez, on parle de mille (1000) actions octroyées en deux mille quatre (2004) à un prix d’exercice de huit dollars (8 $). La valeur du marché à cette époque était de neuf dollars (9 $).

Vous avez… vous avez acquis cette action le premier (1er) juin deux mille sept (2007) et elle a été exercée le même jour. A cette date, le prix de vente des actions était de quarante et un dollars (41 $).

Alors, là, je vais aller… je vais essayer de prendre chacun des items. Vous avez donc… si on se concentre sur la première colonne, là, qui est celle “Accepte”, vous avez un avantage sur une option de trente-deux mille (32 000), ce qui correspond à quarante et un dollars (41 $) fois mille (1000) actions moins neuf dollars (9 $) fois mille (1000) actions: trente-deux mille dollars (32 000 $).

Vous avez droit ensuite, pour les fins de votre calcul de l’impôt fédéral, à une déduction de cinquante pour cent (50%), donc cinquante pour cent (50%) de trente-deux mille (32 000), seize mille dollars (16 000 $); au niveau Québec, vingt-cinq pour cent (25%) de seize mille (16 000) … de trente-deux mille (32 000) - pardon - huit mille dollars (8000 $).

Ce qui veut dire que, pour les fins de calculer votre impôt, vous avez un avantage imposable qui découle de l’option, au gouvernement fédéral, seize mille dollars (16 000 $), au gouvernement du Québec, vingt-quatre mille dollars (24 000 $).

Tout à l’heure, je vous disais que, selon ce scénario, vous aviez droit à un paiement en espèces de mille cinq cents dollars (1500 $), que j’ajoute donc au trente-deux mille (32 000) pour arriver à un produit brut de trente-trois mille cinq cents dollars (33 500 $). En calculant…

Puis, d’ailleurs, soit dit en passant, le quinze cents dollars (1500 $), là, si vous vous rappelez, c’était essentiellement mille (1000) fois un dollar cinquante (1,50 $). Un dollar cinquante (1,50 $), c’était cent cinquante pour cent (150%) de un dollar (1 $), la différence entre neuf dollars (9 $) et huit dollars (8 $). Ce qui veut donc dire un produit brut de trente-trois mille cinq cents dollars (33 500 $).

Si on calcule un taux… à un taux d’imposition de quarante-huit pour cent (48%), qui est le taux marginal le plus élevé, ça veut dire un impôt de dix mille trois cent vingt dollars (10 320 $).

Ce qui veut dire que, après tout ça, il vous reste dans vos poches vingt-trois mille cent quatre-vingts (23 180), soit trente-deux mille (32 000) plus le paiement en espèces, de quinze cents (1500), moins l’impôt.

Ça, c’est la façon de calculer l’impôt si vous acceptez l’offre d’achat. Par ailleurs, si vous décidez de refuser l’offre d’achat, le calcul est beaucoup plus simple.

Vous avez un avantage tiré d’une option de trente-trois mille (33 000), ce qui correspond encore une fois à quarante et un mille (41 000), donc quarante et un dollars (41 $) fois mille (1000) actions, moins mille (1000) actions à huit dollars (8 $), et non plus neuf (9), parce que votre prix d’exercice était de huit dollars (8 $), vous ne l’avez pas modifié, ce qui veut dire un avantage de trente-trois mille (33 000).

Pour les fins de l’avantage imposable fédéral et provincial, ça reste la même chose, parce que vous ne bénéficiez pas de la déduction de cinquante pour cent (50%) au fédéral et de vingt-cinq pour cent (25%) au provincial.

Ce qui veut donc dire un impôt calculé sur trente-trois mille (33 000) que nous estimons à quinze mille huit cent quarante dollars

(15 840 $). Il vous reste donc dans vos poches dix-sept mille cent soixante (17 160), ce qui représente un peu plus de six mille dollars (6000 $) de moins que si vous avez accepté l’offre d’achat.

Ce qui m’amène à vous parler de ce que vous devez faire si vous voulez accepter l’offre d’achat. Dans un premier temps, l’offre d’achat vous permet de modifier vos options à escompte et d’obtenir un paiement en espèces.

Il est important de comprendre que l’offre d’achat doit nécessairement être acceptée par l’employé qui veut s’en prévaloir; Autodesk ne peut pas, de façon unilatérale, modifier les options.

Dans un deuxième temps… dans un troisième temps - pardon - là, c’est exactement le contraire de la règle “Qui ne dit mot consent”, si vous ne faites rien, vous êtes présumé refuser l’offre d’achat. Donc, il est important que vous agissiez si vous voulez accepter l’offre d’achat.

Et finalement, comme je vous disais un peu plus tôt, il faut que vous soyez un employé au dernier jour de l’offre d’achat pour être admissible à cette dernière.

Alors, un petit résumé des avantages de l’offre d’achat. Alors, évidemment, ça vous permet, dans un premier temps, de continuer à bénéficier de la déduction fiscale de cinquante pour cent (50%) et de vingt-cinq pour cent (25%). Et comme vous avez pu le voir dans le tableau, ça représente quand même un avantage qui est très intéressant, là, au niveau monétaire.

Dans un deuxième temps, ça vous permet également de recevoir un paiement en espèces, paiement qui, comme je le disais tantôt, est majoré de cinquante pour cent (50%) pour tenir compte du fait que ce paiement-là va être imposable dans vos mains.

Evidemment, pour chaque avantage, il y a des inconvénients. Le premier inconvénient dont il faut tenir compte, c’est que le fait d’accepter l’offre d’achat fait en sorte que vous ne pouvez pas, pendant toute la période d’offre d’achat, exercer ne serait-ce qu’une seule option.

Dans un deuxième temps, il est possible que, malgré la modification qui est proposée par Autodesk dans l’offre d’achat, les déductions dont je vous parlais un peu plus tôt ne soient pas… que ce ne soit pas possible de les réclamer.

Cependant, il faut comprendre que la position… cette position-là a été développée suite à l’analyse d’Aird & Berlis. Elle est basée sur la jurisprudence des cas semblables à ceux… à ceux qui vous préoccupent.

La seule… le seul bémol qu’on peut faire, c’est que, contrairement aux Etats-Unis, où ce genre de problème là est spécifiquement prévu par la loi, ce n’est pas la même chose au Canada.

Il n’y a rien dans la Loi de l’impôt sur le revenu, tant au niveau fédéral que provincial, qui traite de cette question spécifique, ce qui explique qu’on est obligés de se rabattre sur, justement, les décisions des tribunaux.

Mais je vous précise que, selon l’analyse d’Aird & Berlis, le risque que les déductions ne soient pas accordées est un risque qui est considéré comme étant minime.

Maintenant, si vous voulez avoir un peu plus de détails sur l’offre d’achat, il vous faut accéder au site Web dont l’adresse apparaît à l’écran.

Vous allez trouver deux (2) choses: dans un premier temps, il va y avoir un addenda qui traite de votre situation particulière, donc, des options que vous détenez qui sont visées par ce problème; et, dans un deuxième temps, plus de détails sur l’offre d’achat comme telle.

Et une fois sur le site Web, vous pouvez évidemment accepter l’offre d’achat, parce que c’est sur le site Web que vous pouvez le faire. Comme je vous disais tantôt, vous pouvez revoir toutes les modalités de l’offre d’achat, qui ne sont quand même pas nécessairement très simples.

Vous pouvez également consulter la foire aux questions parce que les avocats Aird & Berlis ont imaginé certaines questions, les plus fréquentes, là, que vous êtes susceptible de vous poser, et vous allez les retrouver sur le site Web.

Vous pouvez également communiquer en français avec Aird & Berlis pour poser des questions d’ordre général sur la fiscalité découlant de l’offre d’achat. Et finalement, vous pouvez communiquer avec Autodesk pour poser des questions plus spécifiques sur vos options d’achat d’actions comme telles.

Alors, si, après réflexion, vous souhaitez participer à l’offre d’achat, il est important de réaliser qu’il y a un délai très précis qui a été fixé: on parle du vingt-neuf (29) juin, à minuit (00 h 00) heure de l’Est.

Et il est très important de réaliser que ce délai est strict et de rigueur, ce qui veut dire qu’il n’y aura pas d’exception et qu’il n’y aura pas de traitement particulier. Il faut nécessairement respecter ce délai.

Il y a une lointaine possibilité que ce délai-là soit prolongé, mais prenez pour acquis qu’il ne le sera pas. Il vous faut agir dans le délai prévu du vingt-neuf (29) juin.

Egalement, pour vous faciliter la tâche, vous pouvez consulter votre compte e-trade. Et dans ce compte e-trade, les options qui sont visées par ce problème vont être identifiées par un F. Et si vous regardez la diapo suivante, vous voyez que la première option dans la troisième colonne en partant de la gauche, là, la colonne “Number”, il y a un F qui précède le numéro de l’option; c’est ce qui vous permettra d’identifier, là, les options qui sont visées par le problème.

Comme je vous disais un peu plus tôt, c’est possible pour vous de poser des questions. Vous pouvez les poser tout de suite après la présentation, comme Sig l’a mentionné, vous pouvez également les poser après la réunion d’aujourd’hui, soit par courriel ou sur le site Web.

Et finalement, si vous avez après tout ça encore des questions, Autodesk vous encourage très fortement à consulter votre propre conseiller fiscal, financier ou juridique, qui, lui ou elle, pourra examiner votre situation personnelle et répondre à vos questions, là, en s’assurant que tous les tenants et les aboutissants ont été considérés.

Finalement, vous allez… si, par ailleurs, il y avait des résidants de l’Ontario dans le groupe, vous avez un exemple semblable que vous allez retrouver sur le site Web qui vous donne les conséquences, là, au niveau de la fiscalité si l’offre est acceptée ou si l’offre est refusée.

Je vous remercie.

(MA) :	Hey, va-t’en pas, reste là. Merci, Louis.

(LT) :	Oui, je vais juste prendre une gorgée.

(MA) :	Oui. Alors, ça ouvre la période de questions. On va prendre quelques questions des gens qui sont ici; après ça, on va ouvrir la question… la… on va donner la parole aux gens qui sont au téléphone. Et Marie-Eve(?), si tu veux aller t’asseoir là, on va aussi donner la chance aux gens qui sont sur le Web de poser des questions par écrit. Alors, il y a quelqu’un ici qui va prendre ces questions-là en note et qui va les repasser au présentateur. Alors, on commence.

(S) :	Jean-Luc?

(MA) :	Jean-Luc?

(JL) :	Qu’est-ce qui va arriver… est-ce qu’il va y avoir des conséquences pour les options qui ont été exercées dans le passé (inaudible)?

(MA) :	Alors, je vais répéter la question pour les gens qui sont au téléphone: Est-ce qu’il y a des conséquences - et si je n’ai pas très bien saisi, tu me corrigeras - est-ce qu’il y a des conséquences pour les gens qui ont déjà exercé leurs options? Louis?

(LT) :	Au niveau… bien, vous voulez dire, ceux qui ont déjà exercé les options… Bien, évidemment, il n’est pas possible de modifier le régime d’options pour les options qui sont déjà exercées. Alors, ça, ce train-là a quitté la gare.

Maintenant, tout va dépendre du traitement fiscal que l’Agence de revenu du Canada et/ou Revenu Québec voudra accorder à cette situation-là. Pour le moment, ma compréhension, c’est que leur position n’est pas arrêtée.

(S) :	Et…

(JL) :	Elle n’est pas arrêtée?

(S) :	Non, mais si je peux ajouter…

(MA) :	Oui, oui. Oui, certainement. Oui.

(S) :	Ecoute, il y a eu un e-mail la semaine dernière…

(MA) :	Oui.

(S) :	… à ce sujet, puis, effectivement, la réponse est…

(MA) :	Il n’y a rien à faire?

(S) :	Non, non. Louis a dit qu’est-ce qu’il a dit. Mais, au cas où, vous êtes contacté, puis vous voyez que, à ce moment-là, il faut que vous contactiez le Groupe Zelda, chez Autodesk, le groupe fiscal, puis vous aussi.

(MA) :	Oui. Ça peut être moi, ça peut être…

(S) :	C’est mieux de le faire avec Marie-Andrée.

(MA) :	Oui, c’est ça, tu m’appelleras.

(JL) :	(Inaudible).

(LT) :	Mais juste un instant, je veux juste revenir parce que je vois qu’on n’a pas…

(S) :	Oui, oui.

(LT) :	… je n’ai pas tout à fait répondu. La position qui n’est pas encore arrêtée, ce que ça veut dire, c’est qu’on n’a pas réussi à obtenir une confirmation de la part de Revenu Canada et de Revenu Québec à savoir comment est-ce qu’ils vont traiter… s’ils sont confrontés à la situation, là, ils font une

vérification puis ils trouvent que monsieur X a exercé une option et a bénéficié de la déduction de cinquante pour cent (50%) du fédéral et vingt-cinq pour cent (25%) du provincial, qu’est-ce qu’ils vont faire avec ça.

Est-ce qu’ils vont laisser aller les choses? Est-ce qu’ils vont recotiser? S’ils recotisent, comment ils vont le faire? C’est ça qui n’est pas clair encore. On attend toujours que le fisc se mouille.

(JL) :	Et tant qu’il y aura pas de décision finale, Autodesk prend pas position face à (inaudible)?

(MA) :	En fait, on fait rien pour les années passées, là. On attend.

(JL) :	Ça fait qu’il y a pas (inaudible), il y a pas de…

(VF NI) :	Qu’est-ce qui arrive (inaudible) arrive dans cinq (5) ans et que, là, on doit vingt mille dollars (20 000 $)?

(MA) :	Bien, je pense qu’il y a une limite de temps, Louis, que…

(LT) :	Oui. Si…

(MA) :	… qui s’applique, là.

(LT) :	Si c’est dans cinq (5) ans… C’est parce qu’il y a le délai normal de prescription qui s’appliquerait probablement dans ce cas-ci. Puis le délai normal de prescription, c’est trois (3) ans à partir de la date à laquelle votre… votre année d’imposition a été cotisée pour la première fois.

Alors, je prends un exemple. L’année deux mille (2000), vous l’avez produite le trente (30) avril deux mille un (2001), a été cotisée quelque part à l’été deux mille un (2001). Ça veut dire que quelque part à l’été deux mille quatre (2004), normalement, cette année-là est prescrite pour les fins du fisc.

(VF NI) :	Si jamais ça arrivait, est-ce qu’Autodesk va compenser (inaudible)?

(MA) :	C’est une question à laquelle on ne peut pas répondre actuellement.

(VM NI) :	Et qu’est-ce qui se passe pour les personnes qui sont parties dernièrement?

(MA) :	Sig?

(S) :	(Inaudible).

(MA) :	Bien, les personnes qui sont parties ont reçu une lettre, qui est partie hier, qui explique la situation. Puis, encore une fois, eux,

s’ils ont des questions, ils peuvent contacter… ils ont accès à un site Web à partir duquel ils peuvent poser des questions. Si, encore là, il y a des problèmes, ils peuvent me contacter.

Alain?

(A) :	Oui. Moi, je voudrais juste vérifier, quand Louis parlait tantôt qu’il y a un risque minime que, malgré tout, même si on accepte l’offre, est-ce qu’on a eu des discussions avec Revenu Canada et Québec (inaudible) toujours là (inaudible)?

(LT) :	Ma compréhension, c’est que oui. Cependant, moi, je n’ai pas été impliqué dans ce processus-là. Mon arrivée est assez récente, là. Mais ma compréhension, c’est que oui.

(MA) :	Oui, il y a eu des discussions. Mais étant donné que c’est très récent au Canada, alors… Comme Louis l’a mentionné dans sa présentation, aux Etats-Unis, c’est quelque chose qui existe, la loi est claire, qu’est-ce qui arrive avec ça. Ici, c’est les premiers cas, Revenu Canada est pas prêt à se prononcer. Ça fait que, malheureusement, on peut pas donner de réponse cent pour cent (100%) claire là-dessus.

(A) :	Mais c’est basé sur une jurisprudence…

(MA) :	Oui.

(A) :	… canadienne?

(MA) :	Oui, canadienne.

(LT) :	Canadienne.

(MA) :	Il y a des cas au Canada semblables qui ont été réglés en faveur du contribuable. Mais la loi est pas claire. Mais on pense qu’on a quand même une très bonne position.

Je vais en prendre deux (2) autres. Après ça, on va prendre des questions au téléphone.

Oui?

(VM NI) :	Bon, un peu comme ceux qui ont été exercées, si jamais le gouvernement décide que non, pas de déduction, est-ce qu’Autodesk va réviser sa position pour les employés?

(MA) :	Si jamais vous êtes contactés par Revenu Canada, si jamais il y a un problème, oui, vous contactez Autodesk et on va voir à ce moment-là ce qu’on peut faire.

(VM NI) :	(Inaudible).

(MA) :	Tu vas avoir une petite chance que oui.

(VM NI) :	Les options qui ne sont pas affectées par (inaudible), ceux-là, on peut les vendre.

(VM NI) :	Deuxième question: Est-ce que…

(MA) :	Oui. La réponse est oui pour les gens qui sont au téléphone puis qui n’ont peut-être pas entendu la question. La question était: Qu’est-ce qui arrive avec les options qui sont pas visées par… qui sont pas… donc, qui sont pas… qui ont pas de F? Celles-là peuvent être vendues quand vous voulez.

(VM NI) :	Et pour les options déjà exercées…

(MA) :	Oui.

(VM NI) :	… étant donné qu’elles n’apparaissent pas sur le site d’e-trade, est-ce qu’on… est-ce qu’il y a une façon pour nous de savoir si les options qu’on a déjà exercées sont affectées par cette situation?

(MA) :	C’est une bonne question. J’ignore la réponse. C’est le genre de question que vous pouvez envoyer sur le site à Autodesk.

(VM NI) :	Parce que, techniquement, les options qui sont déjà exercées disparaissent…

(MA) :	Oui, oui, c’est ça.

(VM NI) :	… (inaudible).

(VM NI) :	(Inaudible) de départ (inaudible), qu’est-ce que (inaudible) départ (inaudible).

(MA) :	Je pense que…

(VM NI) :	Mais je crois que (inaudible)…

(VM NI) :	(Inaudible) vendues.

(VM NI) :	… (inaudible) toutes vendues.

(VM NI) :	(Inaudible).

(MA) :	Bien, je vais vous couper parce que les gens au téléphone vont entendre juste bourdonner. Pierre-Jean, je prends une dernière question avant de passer au téléphone.

(PJ) :	(Inaudible) offre d’achat, est-ce que ça veut dire que, en acceptant l’offre d’achat, on (inaudible) une option ou on continue à (inaudible)…

(MA) :	Absolument pas.

(PJ) :	… (inaudible)…

(MA) :	Non.

(PJ) :	… (inaudible)?

(MA) :	Tout ce que ça fait, l’offre d’achat, pour reprendre…

(PJ) :	(Inaudible).

(MA) :	… c’est ça, ça change le prix. Tout le reste, les conditions demeurent les mêmes, puis on peut quand même les exercer ou ne pas les exercer, si on veut.

Avant d’en prendre d’autres, no question from the Web. Operator?

(O) :	There are no audio questions.

(MA) :	Do we have questions from people on the phone?

(O) :	There are no audio questions.

(MA) :	Thank you.

(O) :	We do have an audio question.

(MA) :	Oh, okay.

(O) :	From Francis Normandin. Please proceed.

(F) :	Bonjour, Marie-Andrée.

(MA) :	Bonjour, Francis.

(F) :	J’ai l’avantage d’être au téléphone et d’avoir devant moi mon ordinateur. Alors, je suis allé au site Web que vous nous recommandez.

(MA) :	Oui.

(F) :	Et j’aimerais savoir où doit apparaître le multiplicateur de cent cinquante pour cent (150%) qui a été mentionné lors de la présentation, parce qu’il n’apparaît pas nécessairement sur l’écran qui m’est offert, là.

(MA) :	C’est le… le cent cinquante pour cent (150%), ça va être un point cinq (1.5) fois la différence entre le prix initial puis ton prix révisé. Honnêtement, tu me prends de court, là, je l’ai pas vu, l’écran, puis je…

(F) :	Donc, c’est peut-être une question à explorer, là.

(MA) :	Oui.

(F) :	Présentement, le cash payment qui est indiqué était exactement le résultat de la multiplication entre la différence et le nombre d’options. Alors, je ne sais pas si je serai le seul à avoir ce cas-ci.

(MA) :	Non, mais c’est peut-être… peut-être qu’il est programmé pour apparaître comme ça parce que, aux Etats… c’est différent aux Etats-Unis puis au Canada. Aux Etats-Unis, en tout cas, le multiple est pas le même.

(F) :	Donc, ce sera à voir.

(MA) :	Donc… mais c’est certain que c’est un point cinq (1.5) fois la différence entre les deux (2).

(F) :	Bon. Ce sera difficile pour les gens comme moi, qui sont au Canada, qui auront la même… le même résultat, là, parce que le cash payment a pas le multiple (inaudible).

(MA) :	O.K.

(F) :	Alors, ce sera à prendre off-line, j’imagine.

(MA) :	O.K. Bien, on le mentionnera. Merci.

(F) :	Un petit drapeau. Merci.

(MA) :	On le mentionnera.

D’autres questions on the phone?

(S) :	Alain?

(MA) :	O.K.

(A) :	A quel moment est-ce qu’on prévoit de faire le paiement (inaudible)?

(MA) :	Le plus tôt possible après l’expiration de l’offre d’achat, c’est-à-dire à la fin juin. Donc, on s’attend que le paiement va être fait en juillet. Je peux pas vous dire si on va être capables de vous payer le quinze (15), mais c’est prévu le quinze (15) ou le trente (30), dans les paies de juillet.

Oui?

(VM NI) :	Vous avez mentionné qu’on est supposés recevoir un courrier, un e-mail, avec un peu notre sommaire d’actions, avec…

(MA) :	Je suis pas certaine que c’est un e-mail comme que cette information-là est disponible sur…

(S) :	Le site Web.

(MA) :	… le site Web.

(VM NI) :	(Inaudible)…

(MA) :	Je pense pas.

(VM NI) :	… (inaudible) e-mail?

(S) :	Non, il y a un e-mail qui vous a avertis pour le meeting aujourd’hui.

(VM NI) :	Oui, oui, (inaudible)…

(MA) :	Oui.

(VM NI) :	… si vous allez faire un sommaire cas par cas.

(MA) :	Non, pas autre que… que (inaudible).

(VF NI) :	Est-ce qu’on peut s’attendre à (inaudible) prochain rapport d’impôt, dans le sens que… que, à moment-là, Revenu Canada et Revenu Québec pourraient (inaudible) par rapport à des options qu’on a déjà exercées (inaudible)?

(MA) :	C’est une question… une question embarrassante, que je vais répéter pour les gens qui sont au téléphone. Est-ce qu’on s’attend à ce que Revenu Canada ait établi sa position d’ici à ce que les employés aient produit leur déclaration d’impôt deux mille sept (2007)? C’est bien ça, la question? La réponse, c’est qu’on le sait pas.

(LT) :	Bien, voilà, la réponse courte, c’est: on n’a aucune idée de la vitesse à laquelle le fisc va procéder. Je peux vous dire, avec expérience personnelle, généralement, le fisc prend un certain temps avant de se décider lorsqu’il est heurté à des questions difficiles.

Mais ils peuvent toujours nous réserver des surprises. J’ai déjà vu dans le passé des dossiers qui… moi, je pensais que ça prendrait des années avant que le fisc bouge, puis ça a pris trois (3) mois. L’inverse est aussi vrai. Alors, ça, c’est vraiment: your guess is as good as mine. Je ne sais pas.

(MA) :	Oui?

(VM NI) :	(Inaudible) vous avez répondu à la question (inaudible). Est-ce qu’Autodesk va nous fournir des preuves, des documents, de la décision (inaudible) que, nous, on va pouvoir garder dans nos archives (inaudible)?

(LT) :	Bien, s’il y a une…

Tu permets?

(MA) :	Oui.

(LT) :	S’il y a une décision du fisc, ce n’est pas clair que ça va être une décision qui va nécessairement être rendue à Autodesk en propre, parce que la situation, elle vise d’abord et avant tout les employés sur une base individuelle.

Et là, encore une fois, c’est de la spéculation, là, mais il peut arriver deux (2) choses, là: soit qu’il y a juste certains dossiers qui retroussent au hasard, auquel cas il n’y aura pas une espèce de décision maîtresse, là, qui va venir tout régler les dossiers, ça va être juste des décisions de certains bureaux comme ça; ou, au contraire, il va y avoir une décision commune qui est prise par le fisc de faire une vérification de tous les employés d’Autodesk, auquel cas, là, c’est peut-être plus probable qu’il y ait une décision que j’appellerais commune. Mais, encore une fois, là, c’est de la spéculation. Alors, je ne sais pas du tout.

Puis, de toute façon, ce n’est pas clair non plus que c’est quelque chose qui est présentement examiné par le fisc pour Autodesk de façon spécifique, là.

(MA) :	En fait, ça (inaudible).

Je m’excuse. Pierre-Jean était avant toi, Jean-Luc.

Oui?

(PJ) :	Est-ce qu’il y a une analyse des impacts (inaudible) rapport financier par rapport à ce projet-là, le projet (inaudible)?

(MA) :	Oui.

(PJ) :	Parce que, quand on va pouvoir les vendre, j’imagine que ça va être annoncé? Est-ce que ça va être annoncé prochainement ou… En fait, je veux savoir si ça va avoir un impact sur le marché de l’action (inaudible)…

(S) :	Il y a…

(PJ) :	… (inaudible).

(S) :	Il y a un filing qui…

(MA) :	Oui, (inaudible).

(S) :	… (inaudible) a été filé hier. Donc, tout ça, c’est transparent, même l’offre d’achat est publique.

(MA) :	Oui.

(S) :	C’est très transparent.

(PJ) :	(Inaudible) offre d’achat (inaudible)?

(MA) :	Je le sais pas par coeur, mais je sais qu’il y a un tableau dans…

(S) :	Non, mais…

(MA) :	… dans le rapport qui a été… qui a été filé hier.

(S) :	Juste pour faire une observation, je pense que le marché attend depuis longtemps que tout ça se règle, qu’on serait capables de filer nos informations financières. Je pense que vous pouvez prendre votre propre conclusion que, finalement, ça a été fait (inaudible).

(MA) :	Oui. Jean-Luc?

(JL) :	Moi, c’est pas tant une question qu’une demande. En tant que particulier, j’ai deux (2) risques très élevés: un, les options que j’ai exercées, qu’ils peuvent revenir dans un avenir X; et puis les options courantes qui sont pas exercées, que je vais potentiellement exercer, qui sont plus ou moins dans la même situation.

Tant que je suis avec Autodesk, I’m reassured, je n’ai pas de problème parce que je sais qu’Autodesk va backer mes problèmes. Mais si je quitte Autodesk pour… peu importe la raison, bien, je vais être dans une situation où, s’il y a un problème, j’aurai aucune aide de personne.

Alors, y aurait-il possibilité de faire une entente pour les employés d’Autodesk avec les gouvernements du Canada et du Québec pour pas qu’il y ait de problèmes dans l’avenir, une entente écrite, pour qu’on puisse garder ça dans nos dossiers, pour avoir une certaine forme d’assurance qu’on n’aura pas…

Parce que c’est quand même des montants assez importants qui peuvent être drôlement nuisibles à une planification familiale.

(MA) :	Oui. je comprends ton point.

(S) :	D’abord, il faut pas quitter.

(VM NI) :	(Inaudible).

(MA) :	Rester, c’est ça. Deuxièmement, je pense pas que… je pense qu’on a déjà… on a déjà tenté ça. Revenu Canada, justement, a refusé de se prononcer. La réponse, c’est que c’est peut-être une bonne question à envoyer sur le… sur le site aux gens qui sont responsables de ça chez Autodesk.

(LT) :	Bien, peut-être juste une question… un commentaire d’ordre général. L’autre réalité, c’est que plus on pousse de ce côté-là, plus on agite un petit drapeau rouge pour que le fisc vienne voir vos dossiers. Il y a une question d’équilibre à maintenir, là. Je comprends la préoccupation de…

(MA) :	D’essayer d’avoir une assurance.

(LT) :	… du passé puis du futur, mais, en même temps, il ne faut pas trop… il ne faut pas trop brasser la cage, parce qu’on ne sait pas qu’est-ce qui va en sortir.

(VM NI) :	(Inaudible).

(MA) :	Alain? Excuse, excuse, excuse, il y avait… je sais pas…

(VM NI) :	(Inaudible) va recommencer à (inaudible)?

(MA) :	Oui. La question, pour ceux qui sont au téléphone…

(VM NI) :	Et le deuxième volet, donc, les options qui sont pas été identifiées avec un F peuvent être exercées (inaudible)?

(MA) :	Oui, oui, les options qui sont pas identifiées avec un F peuvent être exercées dès aujourd’hui?

(VF NI) :	Des aujourd’hui?

(MA) :	Dès aujourd’hui.

(S) :	Et juste peut-être répéter la question.

(MA) :	Oui. La question, pour les gens…

(S) :	La première question.

(MA) :	Oui. C’était: Si on est à jour, donc, dans nos… le dépôt de nos informations financières auprès de la SEC, est-ce que le Stock Purchase Plan va reprendre? La réponse, c’est oui. Et il y avait un e-mail à cet effet-là hier, je pense.

Et la deuxième question, c’était: Quand est-ce qu’on peut vendre les options qui sont pas visées par l’offre d’achat? C’est à partir d’aujourd’hui.

(S) :	Je ne pense pas qu’il y ait eu un e-mail qui annonce à tout le monde le SPP.

(MA) :	Le SPP? Non?

(S) :	Mais ça (inaudible)…

(MA) :	Mais c’est…

(S) :	… effectivement…

(MA) :	C’est ça.

(S) :	… ils ont décidé…

(MA) :	Oui, oui, effectivement, c’est ça.

Excuse, c’était pas ton tour. C’était Alain. Puis il y avait… O.K. Vas-y.

(A) :	(Inaudible) question qui a été répondue (inaudible)…

(S) :	Qui est parti.

(A) :	… qui a quitté (inaudible)…

(S) :	Oui.

(A) :	… mais, peu de temps après, ça a été gelé.

(S) :	Mais quand est-ce qu’il est parti?

(A) :	(Inaudible) les gens qui ont quitté…

(S) :	Quand est-ce qu’il est parti?

(VM NI) :	Avril. (Inaudible).

(S) :	Avril deux mille six (2006)?

(LT) :	Donc, il y a eu une période…

(S) :	Non, mais…

(LT) :	… (inaudible) n’était pas écoulé, finalement, au moment où on a gelé…

(S) :	Non, mais ça a été gelé en…

(MA) :	En août.

(S) :	… au mois d’août, au mois de septembre.

(A) :	(Inaudible).

(S) :	Comment?

(A) :	(Inaudible).

(S) :	(Inaudible) ce qui compte, là, (inaudible).

(LT) :	Mais en quatre-vingt-dix (90) jours, son…

(A) :	(Inaudible).

(MA) :	Bien, en tout cas, la réponse… la question, c’est: un employé qui avait encore sont…

(A) :	Qui a encore un délai.

(MA) :	… qui avait encore un délai, il a encore en délai.

(A) :	Mais il est pas (inaudible)?

(MA) :	Malheureusement, l’offre d’achat peut pas être offerte à des personnes autres que les employés d’Autodesk. Malheureusement.

Oui?

(VF NI) :	(Inaudible), il y a une loi que, si jamais (inaudible)…

(MA) :	Oui.

(VF NI) :	… (inaudible) peut-être avoir (inaudible).

(MA) :	Bien, ce qui arrive, aux Etats-Unis, comme j’expliquais, c’est que les lois sont plus claires. Donc, on sait exactement ce qui arrive avec les options qui ont été exercées. Et Autodesk a donc réglé cette question-là pour les employés. J’ai pas les détails des règles américaines, là.

(S) :	Et ça vaut peut-être juste (inaudible) de mentionner que l’impact fiscal des options aux Etats-Unis sont très, très différent…

(MA) :	Oui, c’est certain.

(S) :	… qu’au Canada, et c’est justement ce bénéfice important qu’on a au Canada que le monde ont travaillé fort pour trouver une façon de toujours garder (inaudible). Aux Etats-Unis, c’est… Is it… is it a (inaudible)?

(MA) :	C’est un… c’est vraiment tout un système différent, là, que je m’embarquerais vraiment pas dans… dans cette explication-là.

(LT) :	Oui, puis peut-être juste une précision aussi.

Ce n’est pas vraiment au niveau de la compensation qu’il y a une différence entre le système américain et le système canadien, c’est plus au niveau d’une assurance quant aux conséquences fiscales.

Donc, c’est l’équivalent de la Loi de l’impôt qui prévoit tout le mécanisme, là, comme: “Quelles seront les conséquences et comment ça va fonctionner?”, alors que, au Canada, on est obligés de se rabattre sur ce que les tribunaux ont décidé dans des cas semblables.

(VF NI) :	(Inaudible) pas de possibilité de (inaudible)?

(LT) :	Je ne suis pas assez au courant de la situation américaine pour vous dire ça. La seule chose que je peux vous confirmer, c’est qu’il y a des règles qui régissent le moment auquel le paiement doit être fait, ce qui va faire en sorte que les Américains, les employés américains recevront le paiement beaucoup plus tard…

(MA) :	(Inaudible).

(LT) :	… par rapport à vous. (Inaudible).

(VM NI) :	Les options aux dates d’échéance, (inaudible) certain temps, que, pendant six (6) mois, on n’a pas pu exercer les options, est-ce qu’on peut penser avoir une expansion de la date d’échéance?

(MA) :	C’est une question… J’ai aucune idée de la réponse. C’est une question à envoyer à…

(VM NI) :	Ah bon. (Inaudible)…

(MA) :	Oui, au Stock…

(VM NI) :	…. (inaudible).

(MA) :	C’est une question que… que je vous demanderais de poser sur le… sur le site de Zelda.

Oui?

(VM NI) :	(Inaudible) avant le vingt-neuf (29) juin, (inaudible)?

(MA) :	C’est très… L’offre précise qu’il faut être employé d’Autodesk le vingt-neuf (29) juin pour pouvoir accepter l’offre d’achat.

Oui?

(VM NI) :	J’ai une question au niveau de la nature de (inaudible).

(MA) :	Um-hum.

(VM NI) :	Vous avez déjà mentionné (inaudible) erreur administrative et les choix qui ont été faits.

(MA) :	Ça, c’est expliqué en détail dans le rapport 10K qui a été déposé hier. Il y en a plusieurs pages. Et puis il y a plusieurs scénarios qui se sont produits; ce n’est pas juste une… Il y a eu plusieurs dates.

Puis, pour presque chacune de ces dates-là, il y a une raison différente. Non, j’exagère, là, mais il y a plusieurs raisons qui… qui expliquent ça. Puis, ça, je vous le dis, je l’ai pas appris par coeur, puis je l’ai pas devant moi, là, mais c’est… tout est expliqué dans le… dans le rapport qui a été déposé hier.

(LT) :	Je veux peut-être juste rajouter une chose qui n’était pas mentionnée dans (inaudible) PowerPoint ou dans ce que je vous ai expliqué. Le choix que vous faites d’accepter l’offre, vous pouvez changer d’idée. Jusqu’à la date d’expiration, vous pouvez décider de refuser l’offre d’achat.

Puis vous pouvez même changer d’idée une deuxième fois pour l’accepter de nouveau. Et le choix qui sera le bon sera évidemment le dernier en date lorsque l’offre expirera, le vingt-neuf (29) juin, à minuit (00 h 00).

(MA) :	Other questions on the phone?

(O) :	No questions on the line.

(MA) :	Thank you.

Pas de questions? Vas-y donc.

(VM NI) :	(Inaudible) pour revenir en arrière (inaudible) qu’on a reçu au mois d’avril (inaudible) revenir en arrière pour que (inaudible)?

(MA) :	C’est ce que j’ai compris, mais c’est pas moi qui peux vraiment confirmer ça.

(VM NI) :	On signe un chèque tout simplement ou…

(MA) :	Je pense que oui, mais, honnêtement, prends pas ma parole pour ça, là. Je pense que, cette semaine, il va y avoir un e-mail, là, qui va expliquer tous les… tous les détails, là, du… comment… comment on peut récupérer les cotisations pour les semaines précédentes. Puis quel prix va s’appliquer, je le sais pas.

(VM NI) :	Ah bien, c’est (inaudible).

(MA) :	C’était ta deuxième question?

(VM NI) :	Bien oui.

(MA) :	Regarde, je le sais pas.

(VM NI) :	(Inaudible) ou…

(MA) :	Je le sais pas. Je pense qu’il va falloir… ma compréhension, c’est que le plan recommence, mais c’est tout ce que j’en sais pour le moment. Mais je pense qu’il y a vraiment plus de détails qui vont être donnés là-dessus cette semaine.

(Inaudible)?

(VM NI) :	(Inaudible).

(MA) :	Tu l’as trouvé? Bon. Regarde…

(VM NI) :	(Inaudible).

(MA) :	Trente-quatre millions (34 000 000) que quoi?

(VM NI) :	(Inaudible).

(MA) :	L’impact de…

(VM NI) :	L’impact (inaudible).

(MA) :	Non, c’est pas une question…

(VM NI) :	(Inaudible).

(MA) :	D’autres questions? C’est beau? Bien, merci. Merci à tout le monde.

(S) :	Merci, tout le monde.

TRANSCRIPTION OF A MEETING WITH

AUTODESK EMPLOYEES

Tuesday, June 5, 2007

1:00 p.m.

Delta Centre-Ville

777 University

Montréal

SFA 4477

TABLE OF CONTENTS

PAGE

MEETING		3

LEGEND:

(UMV) :	Unidentified male voice

(UFV) :	Unidentified female voice

(S) :	Sig(?)

(MA) :	Marie-Andrée

(LT) :	Louis Tassé, from Fasken Martineau

(JL) :	Jean-Luc

(A) :	Alain

(O) :	Operator

(F) :	Francis

(PJ) :	Pierre-Jean

(S) :	So, hello everyone. How are you? Good? Good. I am so impressed to see all… all of you early birds who want to hear everything, know everything right away. Okay. So… And I hope that everyone online can hear me? Any response, Marie-Andrée?

(MA) :	(Inaudible).

(S) :	Does everyone have a copy of the glossary? Yes? Yes? All set? All good? Okay. So, although I would love to talk to you or improvise, the topic is important enough that they gave me something to read, that I will read to you, in French. And frankly, the vocabulary they used, well, they’re not words I use every day, so I better use the script they gave me.

So, as you know, Autodesk recently conducted a voluntary internal review of its practices regarding the granting of stock options. All information relating to this review was made public. This information appears in the 10K report and is accessible in a special section of the Infosys site.

All right so far? Good. It’s better like that.

This review revealed that some options were issued at a discount. You will learn more about the meaning of the word “discount” in the presentation that follows. However, know that options issued at a discount can, in general, lead to tax consequences.

Allow me to give you an overview of the measures adopted by Autodesk as regards the tax consequences for employees.

(UFV) :	(Inaudible).

(S) :	No, I’ll read everything. Okay. So, indeed, there are two (2) categories of options: the first is options already exercised, and in this case, no action… no action is required and we won’t be talking about this type of option today, we don’t need to talk about this type of option. The second category is unexercised discounted options, and that is the subject of the presentation today.

All right so far? Yes? Good.

Some of you may wonder if Autodesk is obligated to take such action. The answer? Well, except for Jean-Luc, of course, who already knows the answer.

(UMV) :	(Inaudible).

(S) :	Yes?

(UMV) :	(Inaudible).

(S) :	No. Go back. We’re going… we’re going back.

(UMV) :	(Inaudible)

(S) :	Please. So those are the ones that remain unexercised. There are two (2)… There are two (2) categories: the ones that have already been exercised—we don’t need to talk about those…

(UMV) :	(Inaudible).

(S) :	… that’s no problem, no problem. The aim of this discussion is mostly… it regards only… it regards only options that have not yet been exercised.

(UMV) :	(Inaudible) today, it’s a (inaudible) problem or is it a (inaudible) problem?

(S) :	No, no, no. Later… We will be doing the presentation now and you will see what, indeed, your attorneys recommend that you do. Okay? Good. No more questions? And there will be a Q&A period at the end. Okay? It’s… You will learn everything and probably… more about the tax consequences of options and all that. You’ll probably find it all… Maybe some of you will have… will want to start a new career after this morning.

So some of you are wondering… I’ve already said that. The answer is no, Autodesk was not obligated to do… to take the measures we are talking about.

However, as part of this process, senior management chose to minimize the negative financial consequences for employees.

Today, you will discover how Autodesk supports employees with unexercised discounted stock options. Autodesk proposes amending discounted options through a legal process called a tender offer.

Here to further explain tender offers, it is my pleasure to introduce Louis Tassé, from the law firm Louis Fasken Martineau.

(LT) :	It’s not my firm yet.

(S) :	Excuse me?

(LT) :	It’s not my… The law firm does not yet bear my name.

(S) :	(Inaudible)

(LT) :	Thank you, Sig(?). I will start with a brief introduction on the issue that… the reason for the presentation this morning.

Of course, we will be explaining the issue facing you in detail. Of course, we will also be explaining the solution found by Autodesk’s lawyers, which has been approved by Autodesk.

We’ll also be explaining what you have to do to take advantage of this solution, if you should decide to do so. Lastly, as mentioned by Sig, there will be a Q&A at the end to perhaps clarify a number of things that aren’t necessarily very clear.

So, first of all, Autodesk invited its lawyers, Aird & Berlis, to make a general presentation on the tender offer itself, but also on the tax consequences.

You’re probably wondering why if Aird & Berlis… I am the one making this presentation, given that I’m from Fasken Martineau. It’s quite simple. There are two (2) reasons for this.

First of all, according to Autodesk internal management rules, Autodesk employees are not allowed to give you tax advice. And second, it would directly violate tender rules. Tender offers are governed by American regulations, by the SEC, the Securities and Exchange Commission.

So the issue here is that some of the options granted to you over the years were offered at an exercise price below fair market value on the date the option was granted. What that means is that to exercise the option, you were required to pay or were allowed to pay an amount lesser than what the option was worth when it was… when it was granted to you.

If you take a look at the following example—in fact, this is the example we will be using throughout the presentation—it’s pretty simple: you had an option with a market price of nine dollars ($9) that you could exercise at eight dollars ($8); so there was a discount of one dollar ($1).

And, in fact, if you took a look at the glossary, you will see that there are terms associated with the notion of discount, so you have a definition there if ever it’s not clear.

So now you’re telling yourselves, okay, so what’s the problem with the exercise price being lower than the fair market value of the shares at the time the option was granted?

It’s quite simple. It’s because that very fact makes you lose out on some of the benefits of certain tax deductions. And, as you know, one of the benefits for employees of taking part in a stock option plan is that in terms of taxes, it’s more interesting than, say, receiving cash bonuses.

Maybe I should quickly explain how options are taxed. So, as you may already know, employees who are given stock options are not taxed when the latter are granted or acquired, but only when the options are exercised and the shares purchased.

And at that moment, a taxable benefit is calculated. This benefit corresponds to the difference between the fair market value of the shares at the time the option is exercised and the exercise price.

I mentioned a little earlier that there is a tax benefit involved in exercising options. You now have a description of what they are, what these benefits are.

First, at the federal level, when you calculate the taxable benefit for the federal government, you are entitled to a deduction of fifty percent (50%) of the taxable benefit I just explained, the difference between the fair market value of the shares and the exercise price.

This fifty percent (50%) also applies in all the other provinces besides Quebec. In Quebec, as you may already know, there are slight differences between the Quebec tax system and that of the other provinces and of the federal government. You fall under one of these subtleties: the deduction, rather than being of fifty percent (50%), is only twenty-five percent (25%).

And the problem is that, in order to be eligible for these tax deductions of fifty percent (50%) at the federal level and twenty-five percent (25%) at the provincial level, the exercise price of the options must be equal to or greater than the fair market value of the shares at the time the options are granted. Which, of course, brings us to the solution.

The solution you get with the tender offer is on two (2) levels. First, the tax issue is settled by increasing the exercise price of each of the options you received affected by the issue so as to raise the exercise price to the fair market value of the shares at the time the options were granted. Second, Autodesk gives you a cash payment.

What is important to understand with the tender offer is that, on the one hand, it applies to all discounted options, whether exercised or not, so you could… you can take advantage of it either right away or at a later date, in fact, whether or not they have been acquired.

It’s also important to realize that, on the other

hand, the terms of the option won’t all be changing. The only thing that will change for you with respect to the options plan is the exercise cost.

To help you understand which options are affected, Autodesk will make sure each of you is notified of the options affected by this issue.

And, finally, it’s important to understand that you must remain employees of Autodesk at the end of the purchase period in order to be eligible to accept the tender offer.

I said earlier that the tender offer involves two (2) things. The first is an increased exercise price. So what happens if you accept the tender offer is that for every affected non-compliant option that you received, the exercise price will be raised to the value… to the fair market value of the shares on the specific date on which the option was granted.

It’s important to understand that the tender offer covers all options. If you decide to accept the tender offer, you cannot choose which discounted options will be affected; it’s all or nothing.

Secondly, it’s also important to understand… that’s right, it’s important to understand that the amount will be adjusted based on the date on which the option was granted. That means that if you have five (5) different options affected by this issue, you will have (5) different adjustments.

I also mentioned a cash payment. This payment is made to take into account the fact that your exercise price has been increased. This payment will correspond to one hundred and fifty percent (150%) of the difference between the revised exercise price and the initial exercise price.

And, as I said earlier, this covers both options that have been acquired and options… even if, furthermore, the options are never exercised. If, for whatever reason, you decide that, for you, exercising these options is not the right thing to do, it won’t change the fact that… you still get to keep the cash payment you received.

You’re probably wondering, why one hundred and fifty percent (150%) of the difference? It’s quite simple. Autodesk wants to make sure that, in your pockets after taxes, you will still have the difference between the revised exercise price and the initial exercise price. And the fifty percent (50%) corresponds approximately to the highest marginal tax rate.

So, if I go back to the example I used a little earlier, we talked about an initial exercise price of eight dollars ($8), a revised exercise price of nine dollars ($9), which makes a difference of one dollar ($1).

The cash payment, you will remember, was of one hundred and fifty percent (150%) of the difference, so one hundred and fifty percent (150%) of one dollar ($1): a dollar fifty ($1.50).

In our example, we have one thousand (1,000) discounted options, which means that you would be entitled to a cash payment of one thousand five hundred dollars ($1,500).

If you choose to take part in the tender offer, you would first receive this cash payment. This payment, it’s important to understand that it is taxable, just like employment income or a bonus, which is why Autodesk’s decision to pay an extra fifty percent (50%) of this amount is important.

Second, you will be eligible for the fifty percent (50%) deduction in the calculation of your federal income and twenty-five percent (25%) in the calculation of your provincial income, which I explained a little earlier.

Furthermore, if, for whatever reason, you decide not to take part in the tender offer, that of course means, first of all, that you will not be receiving a cash payment. Secondly, you would also normally lose the benefit of the fifty percent (50%) deduction at the federal level and twenty-five percent (25%) deduction at the provincial level.

It is also important to realize that Autodesk will not be compensating you or making any payments for the additional taxes you would be required to pay as a result of not benefiting from the fifty percent (50%) deduction at the federal level and twenty-five percent (25%) deduction at the provincial level.

So, again, I go back to my example. Imagine, we’re talking about one thousand (1,000) shares granted in two thousand four (2004) at an exercise price of eight dollars ($8). Market value at that time was nine dollars ($9).

You acquired this share on June first (1st), two thousand seven (2007), and it was exercised that same day. On this date, the selling price of the shares was forty-one dollars ($41).

So, now, I will try… I’ll try to go through each aspect individually. So you have… If you look at the first column, called Accept, you have a benefit on an option of thirty-two thousand (32,000), which corresponds to forty-one dollars ($41) times one thousand (1,000) shares minus nine dollars ($9) times one thousand (1,000) shares: thirty-two thousand dollars ($32,000).

You are then entitled, for the purposes of

calculating your federal income, to a fifty percent (50%) deduction, so fifty percent (50%) of thirty-two thousand (32,000), sixteen thousand dollars ($16,000); for Quebec, twenty-five percent (25%) of sixteen thousand ($16,000)… of thirty-two thousand (32,000)—excuse me—, eight thousand dollars ($8,000).

That means that, for tax purposes, you have a taxable benefit resulting from the option, at the federal level, of sixteen thousand dollars ($16,000), and for the government of Quebec, twenty-four thousand dollars ($24,000).

Earlier I said that according to this scenario, you would be entitled to a cash payment of one thousand five hundred dollars ($1,500), which I will add to the thirty-two thousand (32,000) for a gross income of thirty-three thousand five hundred dollars ($33,500). By calculating…

And, furthermore, I should mention that the fifteen hundred dollars ($1,500), you will recall, was essentially one thousand (1,000) times a dollar fifty ($1.50). The one dollar fifty ($1.50) was one hundred and fifty percent (150%) of one dollar ($1), the difference between nine dollars ($9) and eight dollars ($8), resulting in a gross income of thirty-three thousand five hundred dollars ($33,500).

If we take a tax… a tax rate of forty-eight percent (48%), which is the highest marginal tax rate, that means ten thousand three hundred and twenty dollars ($10,320) in taxes.

That means that, after all that, you still have twenty-three thousand one hundred and eighty (23,180) in your wallet, i.e., thirty-two thousand (32,000) plus the cash payment of fifteen hundred (1,500), minus the taxes.

That is how you calculate your taxes if you accept the tender offer. If, however, you decide to refuse the tender offer, the calculation is much simpler.

You have a stock option benefit of thirty-three thousand (33,000), which corresponds once again to forty-one thousand (41,000), so forty-one dollars ($41) times one thousand (1,000) shares, minus one thousand (1,000) shares at eight dollars ($8), and not nine (9), because your exercise price was of eight dollars ($8), it was not modified, which means a benefit of thirty-three thousand (33,000).

For the purposes of the federal and provincial taxable benefit, it stays the same, because you are not benefiting from the fifty percent (50%) deduction at the federal level and the twenty-five percent (25%) deduction at the provincial level.

Which means taxes calculated on thirty-three

thousand (33,000), which we estimate at fifteen thousand eight hundred and forty dollars ($15,840). You are left with seventeen thousand one hundred and sixty (17,160) in your pocket, which is a little more than six thousand dollars ($6,000) less than if you had accepted the tender offer.

Which brings me to what you need to do if you want to accept the tender offer. First, the tender offer allows you to modify your discounted options and obtain a cash payment.

It is important to understand that all employees who want to take advantage of the tender offer must accept it; Autodesk cannot unilaterally modify options.

Second… thirdly—pardon me—, it is exactly the opposite of the expression “Silence gives consent.” If you do nothing, you are deemed to have refused the tender offer. So it is important that you act if you want to accept the tender offer.

And, finally, as mentioned earlier, you have to be an employee on the last day of the tender offer to be eligible.

So, let’s summarize the benefits of the tender offer. So, of course, it allows you, first of all, to continue to benefit from the fifty percent

(50%) and twenty-five percent (25%) tax deduction. And as shown in the table, this does in fact represent a sizeable monetary benefit.

Secondly, it also allows you to receive a cash payment, a payment that, as I mentioned earlier, is increased by fifty percent (50%) to account for the fact that this payment, once you receive it, will be taxable.

Of course, for each benefit, there are drawbacks. The first drawback that should be taken into account is the fact that when you accept the tender offer, you cannot, for the entire tender offer period, exercise even a single option.

Second, it is possible that, despite the amendment proposed by Autodesk in the tender offer, the deductions I spoke of earlier may not be… it may not be possible to claim them.

However, you have to understand that the position… this position was developed following Aird & Berlis’s analysis. It is based on the jurisprudence of cases similar to those… to those that concern you.

The only… the only downside is that, contrary to the United States, where this kind of problem is specifically provided for in law, the same is not true of Canada.

There is nothing in the Income Tax Act, either at

the federal or the provincial level, that deals with this specific issue, which explains exactly why we have to fall back on court decisions.

But I should specify that, according to Aird & Berlis’s analysis, the risk that the deductions will not be granted is considered to be minimal.

Now, if you want a little more information about the tender offer, you have to go to the website at the address now appearing on the screen.

There you will find two (2) things: first, there is an addendum that deals with your particular situation, so, options that you have that are affected by this issue; and, second, more information on the tender offer itself.

Once on the website, you can of course access the tender offer, because that’s how you access it. As I mentioned earlier, you can review all of the terms of the tender offer, which are not necessarily all that simple.

You can also consult the FAQ because the lawyers at Aird & Berlis came up with a number of questions, the most frequently asked questions, that you are likely to wonder about, and you will find them on the website.

You can also communicate with Aird & Berlis in French to ask general questions regarding the tax implications of the tender offer. And, finally,

you can communicate with Autodesk to ask more specific questions on your stock options as such.

So, if, after taking the time to think about it, you decide to take part in the tender offer, it is important to realize that a very specific deadline has been set, i.e., June twenty-ninth (29th) at midnight (12:00 a.m.) Eastern Time.

And it is very important to realize that this deadline is firm and obligatory, which means that there will be no exceptions and no special treatment. This deadline must be respected.

There is a very small possibility that this deadline will be extended, but assume it won’t be. You must act before the set deadline of June twenty-ninth (29th).

Also, to make things easier, you can consult your e-trade account. In your e-trade account, the options affected by this issue will be identified with an F. And if you look at the next slide, you will see that the first option in the third column from the left, the “Number” column, there is an F before the option number; that is how you know which options are affected by this issue.

As I mentioned earlier, it is possible for you to ask questions. You can ask them immediately following the presentation, as Sig mentioned; you can also ask questions after today’s meeting, either via e-mail or on the website.

And, finally, if you still have questions after all of that, Autodesk strongly encourages you to consult your own tax, financial or legal adviser. He or she can look at your personal situation and answer your questions, taking all of the ins and outs into account.

Finally, you will… If, furthermore, there are residents of Ontario in the group, there is a similar example you can find on the Internet that gives all of the consequences in terms of taxes of accepting or refusing the offer.

Thank you.

(MA) :	Hey, don’t go anywhere. Thank you, Louis.

(LT) :	Yes, I’m just going to get something to drink.

(MA) :	Yes. So now begins the question period. We will take a few questions from the people who are here; after that, we will open the question… the… we’ll give the people on the phone a chance to speak. And Marie-Eve(?), if you could go sit there, we will also give the people on the Internet the chance to ask questions in writing. So someone here will take down these questions and give them to the facilitator. Here we go.

(S) :	Jean-Luc?

(MA) :	Jean-Luc?

(JL) :	What’s going to happen… Will there be any consequences for options exercised in the past (inaudible)?

(MA) :	Okay, so I will repeat the question for the people on the telephone. Are there any consequences—and correct me if I misunderstood—are there consequences for people who have already exercised their options? Louis?

(LT) :	As regards… Well, you mean those who have already exercised the options… Well, of course, it is not possible to modify the option plan for options that have already been exercised. So, in that case, that ship has sailed.

Now, it all depends on the tax treatment the Canada Revenue Agency and/or Revenu Québec wants to grant in that situation. At this time, my understanding is that they have not yet established their position.

(S) :	And…

(JL) :	It isn’t established?

(S) :	No, but if I could add…

(MA) :	Yes, yes. Yes, of course. Yes.

(S) :	Listen, there was an e-mail last week…

(MA) :	Yes.

(S) :	… about this, and, indeed, the answer is…

(MA) :	Nothing can be done?

(S) :	No, no. Louis said what he said. But, in the event where you are contacted and, at that moment, you see that you have to contact the Zelda Group at Autodesk, the tax group, and yourself.

(MA) :	Yes. It can be me, it can be…

(S) :	It’s better to contact Marie-Andrée.

(MA) :	Yes, that’s right, call me.

(JL) :	(Inaudible)

(LT) :	But just a minute, I just want to go back because I see that we haven’t…

(S) :	Yes, yes.

(LT) :	… I didn’t properly answer. The position that hasn’t been established, what that means is that we have not been able to get confirmation from Revenue Canada and Revenu Québec regarding whether they will treat… if they encounter this situation, then they conduct an audit and they find that Mr. X exercised an option and benefited from the fifty percent (50%) deduction at the federal level and the twenty-five percent (25%) deduction at the provincial level, what they will do in that case.

Will they just leave it be? Will they reassess? If they reassess, how will they do it? That’s what’s still not clear. We’re still waiting for the tax office to stick their necks out.

(JL) :	And as long as no final decision is made, Autodesk will not take a position regarding (inaudible)?

(MA) :	Well, we’re not doing anything for the previous years. We’re waiting.

(JL) :	So there is no (inaudible), there is no…

(UFV) :	What happens (inaudible) comes up in five (5) years and then we owe twenty thousand dollars ($20,000)?

(MA) :	Well, I think there is a time limit, Louis, that…

(LT) :	Yes. If…

(MA) :	… that applies.

(LT) :	If it’s in five (5) years… It’s just that there is a standard limitation period that would probably apply in this case. And the standard limitation period is three (3) years from the date on which your… your tax year was first assessed.

So, here’s an example. On April thirtieth (30th), two thousand one (2001), you produced your tax return for the year two thousand (2000), which was assessed sometime in the summer of two thousand one (2001). That means that, for tax purposes, that year has prescribed sometime in the summer of two thousand four (2004).

(UFV) :	If that should happen, will Autodesk compensate (inaudible)?

(MA) :	That is a question that cannot be answered at this time.

(UMV) :	And what happens to the people who recently left?

(MA) :	Sig?

(S) :	(Inaudible)

(MA) :	Well, the people who left received a letter, sent out yesterday, explaining the situation. And, once again, if these people have any questions, they can contact… they have access to a website where they can ask questions. If there are still problems, they can contact me.

Alain?

(A) :	Yes. I would just like to make sure, when Louis said earlier that there was a small risk that, despite everything, even if we accept the offer, have there been any discussions with Revenue Canada and Revenu Québec (inaudible) still (inaudible)?

(LT) :	My understanding is that there have been. However, I was not involved in this process. I came in quite recently. But my understanding is that there have been discussions.

(MA) :	Yes, there have been discussions. But given that this is very recent in Canada… As Louis mentioned in his presentation, in the United States, it already exists, the law is clear on this. Here, this is the first occurrence, Revenue Canada is not ready to take a stand. So, unfortunately, we cannot give you a clear-cut answer on this.

(A) :	But it’s based on Canadian…

(MA) :	Yes.

(A) :	… jurisprudence?

(MA) :	Yes, Canadian.

(LT) :	Canadian.

(MA) :	There are similar cases in Canada that were settled in favour of the taxpayer. But the law isn’t clear. But we feel we have a very good position.

I will take two (2) more. After that, we’ll take questions on the telephone.

Yes?

(UMV) :	Okay, a little like those that have been exercised, if ever the government decides that there is no deduction, will Autodesk review its position for its employees?

(MA) :	If ever you are contacted by Revenue Canada, if ever there is a problem, yes, contact Autodesk and we’ll see at that time what we can do.

(UMV) :	(Inaudible)

(MA) :	There is a small chance.

(UMV) :	The options that are not affected by (inaudible), those we can sell.

(UMV) :	Second question: Will…

(MA) :	Yes. The answer is yes, for the people on the telephone who may not have heard the question. The question was, what about options that are not affected by… that aren’t… that aren’t… that don’t have an F? Those can be sold whenever you want.

(UMV) :	And as regards options that have already been exercised…

(MA) :	Yes.

(UMV) :	… given that they do not appear on the e-trade site, is there… is there a way for us to know if the options we have already exercised are affected by this situation?

(MA) :	That’s a good question. I don’t know the answer. It’s the kind of question you can ask Autodesk on the website.

(UMV) :	Because, technically, options that have already been exercised disappear…

(MA) :	Yes, yes, that’s right.

(UMV) :	… (inaudible)

(UMV) :	(Inaudible) the start (inaudible), what (inaudible) start (inaudible).

(MA) :	I think that…

(UMV) :	But I think that (inaudible)…

(UMV) :	(Inaudible) sold.

(UMV) :	… (inaudible) all sold.

(UMV) :	(Inaudible)

(MA) :	Well, I’m going to stop you there because the people on the phone are just going to hear a jumble of voices. Pierre-Jean, I’ll take one last question before moving on to the phones.

(PJ) :	(Inaudible) tender offer, does that mean that, by accepting the offer, you (inaudible) an option or you continue to (inaudible)…

(MA) :	Not at all.

(PJ) :	… (inaudible)…

(MA) :	No.

(PJ) :	… (inaudible)?

(MA) :	The only thing the tender offer does, to resume…

(PJ) :	(Inaudible)

(MA) :	… that’s right, it changes the price. As for the rest, the conditions remain the same, and you can still exercise them or not, it’s your choice.

Before taking any other questions, no question from the Web. Operator?

(O) :	There are no audio questions.

(MA) :	Do we have questions from people on the phone?

(O) :	There are no audio questions.

(MA) :	Thank you.

(O) :	We do have an audio question.

(MA) :	Oh, okay.

(O) :	From Francis Normandin. Please proceed.

(F) :	Hello, Marie-Andrée.

(MA) :	Hello, Francis.

(F) :	I have the advantage of being on the telephone and of sitting in front of my computer. So I went to the website you recommended.

(MA) :	yes.

(F) :	And I would like to know where the one hundred and fifty percent (150%) multiplier mentioned during the presentation is supposed to appear, because it doesn’t necessarily appear on the screen that I see.

(MA) :	It’s the… the one hundred and fifty percent (150%), that’s one point five (1.5) times the difference between the initial price and your revised price. Honestly, you’re catching me off guard—I haven’t seen the screen, and…

(F) :	So that might be something to look into.

(MA) :	Yes.

(F) :	At this time, the cash payment indicated is exactly the result of the multiplication between the difference and the number of options. So I don’t know if I will be the only one to have this case.

(MA) :	No, but it could be… maybe it is programmed to appear that way because, in the US… it’s different in the United States than in Canada. In the United States, anyway, the multiple is not the same.

(F) :	So something to keep an eye on.

(MA) :	So… But for sure it’s one point five (1.5) times the difference between the two (2).

(F) :	Okay. It will be difficult for people like me, in Canada, who have the same… the same result, because the cash payment does not have the multiple (inaudible).

(MA) :	Okay.

(F) :	So something to get off-line, I guess.

(MA) :	Okay. Okay, we’ll mention it. Thank you.

(F) :	A little flag. Thank you.

(MA) :	We’ll mention it. Other questions on the phone?

(S) :	Alain?

(MA) :	Okay.

(A) :	When do they plan on making the payment (inaudible)?

(MA) :	As soon as possible after the tender offer expires, i.e. at the end of June. So we expect that the payment will be made in July. I can’t tell you whether we’ll be able to pay you on the fifteenth (15th), but it’s planned for the fifteenth (15th) or thirtieth (30th), as part of the July paycheques.

Yes?

(UMV) :	You mentioned that we’re supposed to receive mail, e-mail, with a kind of summary of our shares, with…

(MA) :	I’m not sure that it’s an e-mail, since this information is available on…

(S) :	The website.

(MA) :	… the website.

(UMV) :	(Inaudible)…

(MA) :	I don’t think so.

(UMV) :	…(inaudible) e-mail?

(S) :	No, there was an e-mail notifying you of today’s meeting.

(UMV) :	Yes, yes, (inaudible)...

(MA) :	Yes.

(UMV) :	… if you’re going to be drawing up case-by-case summaries.

(MA) :	No, nothing besides… (inaudible).

(UFV) :	Can we expect (inaudible) next tax return, in the sense that… that, at that time, Revenue Canada and Revenu Québec could (inaudible) with respect to options we’ve already exercised (inaudible)?

(MA) :	That’s an embarrassing… an embarrassing question, which I will repeat for the people on the phone. Is it expected that Revenue Canada will have established its position by the time employees produce their tax return for two thousand seven (2007)? That is the question, correct? The answer is that we don’t know.

(LT) :	Okay, there you go, the short answer is: we have no idea how quickly the tax office will move on this. I can tell you from personal experience that, generally speaking, the tax office takes some time making a decision when faced with a difficult issue.

But they could always surprise us. I have seen in

the past issues that… I, personally, thought it would take years for the tax office to move on, and it took three (3) months. The reverse is also true. So, in this case, your guess is as good as mine. I just don’t know.

(MA) :	Yes?

(UMV) :	(Inaudible) you answered the question (inaudible). Will Autodesk provide us with proof, documentation, of the decision (inaudible) that we can keep in our records (inaudible)?

(LT) :	Well, if there is a…

May I?

(MA) :	Yes.

(LT) :	If there is a decision by the tax office, it’s not clear that it will necessarily be a decision rendered solely to Autodesk, because the situation affects first and foremost the employees individually.

And, there again, it’s all speculation, but two (2) things could happen: either only certain, random cases will get flagged, in which case there will not be any kind of landmark decision that will be used to settle all cases, only decisions from certain offices like that; or, conversely, there will be a common decision taken by the tax office to audit all Autodesk employees, in which case it’s more likely that there will be a decision that I will call “common.” But, again, it’s all speculation. So I really don’t know.

And, in any case, it’s not clear either that this is something being examined by the tax office specifically for Autodesk.

(MA) :	Actually, it (inaudible).

I’m sorry. Pierre-Jean was before you, Jean-Luc.

Yes?

(PJ) :	Has there been an analysis of the impacts (inaudible) financial report with respect to this project the (inaudible) project?

(MA) :	Yes.

(PJ) :	Because, when we’ll be able to sell them, I guess it’s going to be announced? Will it be announced soon, or… Actually, I want to know if it’s going to have an impact on the stock market (inaudible)…

(S) :	There [is/are]…

(PJ):	… (inaudible).

(S) :	There is a filing that…

(MA) :	Yes, (inaudible).

(S) :	… (inaudible) was filed yesterday. So that’s all transparent, even the tender offer is public.

(MA) :	Yes.

(S) :	It’s very transparent.

(PJ) :	(Inaudible) tender offer (inaudible)?

(MA) :	Off the top of my head I don’t know, but I know that there is a table in…

(S) :	No, but…

(MA) :	… in the report that was… that was filed yesterday.

(S) :	Just to make an observation, I think the market has been waiting a long time for this to be settled, [so that] we can file our financial information. I think you can reach your own conclusions that, finally, it was done (inaudible).

(MA) :	Yes. Jean-Luc?

(JL) :	For me, it’s not so much a question but more of a request. As an individual, I am faced with two (2) very high risks: one, the options I have exercised, that they could come back at some point in time in the future; and that the current options that haven’t been exercised, that I could potentially exercise, which are more or less in the same situation.

As long as I’m with Autodesk, I’m reassured, there is no problem because I know that Autodesk will back my problems. But if I leave Autodesk for… no matter the reason, well then I’ll be in a situation where, if there’s a problem, I won’t have anyone helping me.

So would it be possible to establish an agreement for Autodesk employees with the governments of Canada and Quebec so that there won’t be any problems in the future, a written agreement, something we could keep in our records, so that we could have some form of assurance that we won’t have…

Because we are talking about some rather significant amounts, which could be very detrimental to family planning.

(MA) :	Yes. I understand what you’re saying.

(S):	First, don’t leave.

(UMV) :	(Inaudible).

(MA) :	Stay, that’s right. Second, I think that… I think we’ve already… we’ve already tried that. Revenue Canada, in fact, refused to take a stand. The answer is that this might be a good question to send on the… on the website to the people responsible for this at Autodesk.

(LT) :	Okay, maybe just one question… a general comment. The other reality is that the more we push the issue, the more we send up little red flags for the tax office to check your files. There is a certain balance to be maintained. I understand the concern that…

(MA) :	To try and get some assurance.

(LT) :	… of the past and the future, but, at the same time, you don’t want to… you don’t want to rock the boat too much, because we don’t know what will come of it.

(UMV) :	(Inaudible).

(MA) :	Alain? Sorry, sorry, sorry, there was… I don’t know…

(UMV) :	(Inaudible) will start (inaudible) again?

(MA) :	Yes. The question, for those of you on the telephone…

(UMV) :	And the second component, options not identified with an F can be exercised (inaudible)?

(MA) :	Yes, yes, options not identified with an F can be exercised as of today?

(UFV) :	As of today?

(MA) :	As of today.

(S) :	And maybe just repeat the question.

(MA) :	Yes. The question, for the people…

(S) :	The first question.

(MA) :	Yes. It was, if we’re up-to-date, in our… the tabling of our financial information with the SEC, will the Stock Purchase Plan be taken up again? The answer is yes. And there was an e-mail to this effect yesterday, I think.

And the second question was, when can we sell the options not covered by the tender offer? Starting today.

(S) :	I don’t think there was e-mail announcing the SPP to everybody.

(MA) :	The SPP? No?

(S) :	But that (inaudible)…

(MA) :	But it’s...

(S) :	… right…

(MA) :	That’s right.

(S) :	… they decided…

(MA) :	Yes, yes, that’s right.

I’m sorry, but it wasn’t your turn. It was Alain’s. Then there’s… Okay. Go ahead.

(A) :	(Inaudible) question that was answered (inaudible)…

(S) :	Who left.

(A) :	… who left (inaudible)…

(S): Yes.

(A) :	… but, shortly after, it was frozen.

(S) :	But when did he leave?

(A) :	(Inaudible) the people who left…

(S) :	When did he leave?

(UMV) :	April. (Inaudible).

(S) :	April two thousand six (2006)?

(LT) :	So there was a period…

(S) :	No, but…

(LT) :	… (inaudible) had not elapsed, finally, when the […] was frozen…

(S) :	No, but it was frozen in…

(MA) :	In August.

(S) :	… in August, September.

(A) :	(Inaudible).

(S) :	Excuse me?

(A) :	(Inaudible).

(S) :	(Inaudible) what matters (inaudible).

(LT) :	But in ninety (90) days, [his/her]…

(A) :	(Inaudible).

(MA) :	In any case, the answer… the question is, an employee who still had his…

(A) :	Who still has a deadline.

(MA) :	… who still had a deadline, he still has a deadline.

(A) :	But he’s not (inaudible)?

(MA) :	Unfortunately, the tender offer cannot be offered to persons other than Autodesk employees. Unfortunately.

Yes?

(UFV) :	(Inaudible), there is a law that, if ever (inaudible)…

(MA) :	Yes.

(UFV) :	… (inaudible) could have (inaudible).

(MA) :	What happens, in the United States, as I was saying, is that the law is clearer. So you know exactly what happens with options that have been exercised. And so Autodesk settled this issue for the employees. I don’t know the details of the rules in the US.

(S) :	And it might be worth (inaudible) mentioning that the tax impact of options in the United States is very, very different…

(MA) :	Yes, of course.

(S) :	… from Canada, it’s exactly this important benefit we have in Canada that people worked hard to find a way of keeping (inaudible). In the United States, it’s… Is it… is it a (inaudible)?

(MA) :	It’s a… it’s really just a whole other system, which I won’t be going into right now…

(LT) :	Yes, and maybe just a small clarification, too.

It’s not so much in terms of compensation that the American system differs from the Canadian system, it’s more in terms of assurances regarding the tax consequences.

So it’s equivalent to the Income Tax Act, which provides for the entire mechanism, such as “What will be the consequences and how does it work,” while in Canada, we have to fall back on decisions rendered by the courts in similar cases.

(UFV) :	(Inaudible) no possibility of (inaudible)?

(LT) :	I don’t know enough about the American situation to answer that. The only thing I can confirm is that there are rules governing the time at which the payment must be made, which means that Americans, American employees receive the payment much later…

(MA) :	(Inaudible).

(LT) :	… compared to you. (Inaudible).

(UMV) :	The options, on the deadlines, (inaudible) certain amount of time, that, for six (6) months, we could not exercise our options, can we hope for a deadline extension?

(MA) :	That is a question… I have no idea what the answer is. That question should be sent to…

(UMV) :	Okay. (Inaudible)...

(MA) :	Yes, at the Stock…

(UMV) :	… (inaudible).

(MA) :	That question is one that… that I would ask you to ask on the… on the Zelda website.

Yes?

(UMV) :	(Inaudible) before June twenty-ninth (29th), (inaudible)?

(MA) :	It’s very… The offer specifies that you have to be an Autodesk employee on June twenty-ninth (29) to accept the tender offer.

Yes?

(UMV) :	I have a question regarding the nature of (inaudible).

(MA): Mm-hmm.

(UMV) :	You already mentioned (inaudible) administrative error and the choices that were made.

(MA) :	All that is explained in detail in the 10K report tabled yesterday. There are many pages just on this. And several scenarios occurred; it’s not just… There were a number of dates.

And, for just about each one of these dates, there is a different reason. No, I’m exaggerating, but there are many reasons for… for this. And this, I’ll tell you, I didn’t learn it off by heart, and I don’t have it in front of me, but it’s… all explained in the… in the report tabled yesterday.

(LT) :	I would just like to add one thing that was not mentioned in the PowerPoint (inaudible) or in everything I explained to you. When you choose to accept the offer, you can change your mind. You have until the tender offer expires to decide to refuse it.

And you can even change your mind a second time to accept again. And the valid choice, of course, will be the last one on the date the offer expires, June twenty-ninth (29th) at midnight (12:00 a.m.).

(MA) :	Other questions on the phone?

(O) :	No questions on the line.

(MA) :	Thank you.

No questions? Go ahead.

(UMV) :	(Inaudible) going back (inaudible) that we received in April (inaudible) go back to (inaudible)?

(MA) :	That is my understanding, but I can’t really confirm that.

(UMV) :	You simply sign a cheque or…

(MA) :	I think so, but honestly, don’t take my word for it. I think that there is going to be an e-mail this week explaining all of the… all of the details of the… how… how you can reclaim assessments for the previous weeks.

(UMV) :	Oh, it’s (inaudible).

(MA) :	That was your second question?

(UMV) :	Yes.

(MA) :	Look, I don’t know.

(UMV) :	(Inaudible) or…

(MA) :	I don’t know. I think we’ll have to… My understanding is that the plan will start up again, but that’s all I know at this time. But I really think more details will be given this week in this regard.

(Inaudible)?

(UMV) :	(Inaudible).

(MA) :	You found it? Okay. Look…

(UMV) :	(Inaudible).

(MA) :	Thirty-four million (34,000,000) what?

(UMV) :	(Inaudible).

(MA) :	The impact of…

(UMV) :	The impact (inaudible).

(MA) :	No, it’s not a question…

(UMV) :	(Inaudible).

(MA) :	Other questions? All right? Okay, thank you. Thank you everyone.

(S) :	Thank you everybody.